INTELLECTUAL PROPERTY CONVEYANCE AGREEMENT

This Intellectual Property Conveyance Agreement ("Agreement") is being entered into as of August 26, 2024 ("Effective Date") between and among Ludwig Enterprises, Inc. ("Ludwig"), a Nevada Corporation, domiciled at 3160 NW 1 Avenue, Pompano Beach, Florida, 33064 USA; Marvin S. Hausman MD, an individual, doing business at 3160 NW 1 Avenue, Pompano Beach, FL, USA 33064; and Nova Mentis Life Science Corp. ("Nova"), a Canadian Corporation domiciled at 700-838 W. Hastings St., Vancouver, British Columbia, Canada (collectively "Parties" and/or "Party" in the singular generic alternative), in order to memorialize the understanding of the Parties with respect to their consummation of a mutually beneficial conveyance of intellectual property.

RECITALS

WHEREAS, Ludwig, is a biotech healthcare holding company and a global leader in mRNA genomics and machine learning AI technology, whose mission is to identify, monitor and create solutions to prevent chronic inflammation, the causative agent of illnesses, such as cancer and heart disease;

WHEREAS, Ludwig is a publicly traded company listed on the Over the Counter ("'OTC") Markets;

WHEREAS, Nova is a Canadian-based biotechnology company and global leader in psilocybin-based therapeutics and complementary diagnostics for neuroinflammatory disorders, the purpose of which is to diagnose and treat debilitating chronic conditions that have unmet medical needs, such as autism spectrum disorder and fragile X syndrome;

WHEREAS, Nova is a public traded company listed on the OTC Markets, as well as on the Canadian Securities Exchange ("CSE");

WHEREAS, Dr. Marvin Hausman MD, CEO of Ludwig ("Hausman"), is the inventor of, and collaborated with, Nova in the invention of that certain mRNA Neuro Panel and Serotonin Assay, lodged by Nova on or about April 26, 2024, as U.S. Patent Application 18/705375, International Publication Number WO 2023/077245, captioned as "Diagnosing, Monitoring and Treating Neurological Disease with Psychoactive Tryptamine Derivatives and mRNA Measurements" ("IP" or "Patent");

WHEREAS, as a result of the above referenced engagement, certain obligations, as more fully set forth below, have accrued and remain owing from Nova to Hausman that Nova wishes to resolve by and through this Agreement; and,

WHEREAS, Hausman and Ludwig similarly wish to resolve the aforementioned obligations and/or commercialize the subject Patent by and through execution of this Agreement.

NOW THEREFORE, for good and valuable consideration acknowledged as sufficient to support this Agreement, the Parties by and through their signatures below herewith acknowledge and affirm the mutual promises and covenants contained herein with respect to consummation of the License below referenced, which promises and covenants shall form the basis thereof, *to wit:*

1. **Purpose of Agreement.** The purpose ("Purpose(s)") of this Agreement is to resolve any and all contractual or equitable obligations owed to Hausman by Nova, including but not limited to $245,712.00 (Two Hundred Forty Five Thousand Seven Hundred Twelve U.S. Dollars) in unpaid consulting consideration ("Consulting Consideration"), by and through conveyance of all right, title

and interest Nova may hold in the Patent and associated intellectual property associated therewith to Ludwig, of which Hausman is both CEO and a substantial shareholder therein (collectively, "Conveyance"), for further commercialization ("Commercialization").

2. **Scope and Form of Conveyance.** In furtherance of the aforementioned Purposes and pursuant to the terms of this Agreement:

   a. Nova herewith grants to Ludwig all right, title and interest it has or may assert in the Patent;

   b. For purposes of clarity, this Agreement shall be effective as to any and all editions, iterations, enhancements or other derivatives of the subject intellectual property rights embodied in the Patent, including such as may be now known or hereinafter created, developed, designed, or written, including but not limited to (i) any patent, patent application (whether registered or unregistered), any copyright (whether registered or unregistered), copyright application (whether registered or unregistered), trademark (whether registered or unregistered), trademark application, trade secret, confidential information, know-how, process technology, development tools, ideas, concepts, design rights, methodology, algorithm, or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any proprietary right, whether arising under the laws of the United States or any other country.

   c. Nova further grants to Ludwig any and all right, title and interest it may assert in the following:

      i. Those serotonin assay(s) being developed by Dr. Kiminobu Sugaya at the University of Central Florida, including but not limited to preclinical and clinical data deriving therefrom or associated therewith;

      ii. Exosome development protocol currently active at the laboratory of Dr. Kiminobu Sugaya at the University of Central Florida, including blood samples sent from the laboratory of Dr. Viviana Trezza and analysis data thereof obtained by Fabrizio Ascone;

      iii. Work product and output of the Autism Spectrum Disorder (ASD) and Fragile X Syndrome (FSX) Patient Observational Study commissioned by Nova and conducted by Dr. Sugaya; and,

      iv. Work product and output of the Ambert/Molinaro Evaluation of 30 to 40 ASD patient mRNA cheek swab samples sent to genetic lab of Irina Borodowsky and analyzed by Dr. Kyle Ambert PhD as to genetic biomarkers and indices in the ASD questionnaire developed by John Molinaro.

   d. Nova shall effect the Conveyance subject hereof by and through its execution of an "Assignment of Intellectual Property Rights ("Patent Assignment"), in substantially the same form as that set forth in Exhibit "A," hereto, which Nova shall cause to thereafter be timely filed with the United States Patent and Trademark Office, as well as other applicable worldwide agencies, in order to effect and perfect the intent of this Agreement.

   e. Notwithstanding the foregoing, to the extent reasonably requested by Ludwig, Nova shall continue to provide its good faith best efforts in the prosecution and/or defense of the subject Patent; as, upon Conveyance, Ludwig shall diligently prosecute approval,

preservation and protection of the subject Patent.

3. **Conveyance Consideration.** In consideration for the Conveyance subject hereof, the Parties agree to the following reciprocal terms:

a.) **As to Hausman:** Subject to the terms of sub-Paragraph 3(b), below, Hausman shall accept the Conveyance, directed herein to Ludwig for future potential Commercialization, as a full and non-recourse waiver, release and satisfaction of any obligations now owed or owing to him by Nova, including but not limited to payment of his Consulting Consideration. For purposes of clarity, other than as to a breach of this Agreement, Hausman expressly waives and releases Nova from any and all claims, known or unknown, he might assert against it, which waiver and release is willful, knowing, intelligent, and voluntary.

b.) **As to Ludwig:** As consideration for its receipt of the Patent from Nova, as directed thereto by Hausman, Ludwig agrees to;

i. For a term of ten (10) years commencing with the execution of this Agreement ("Royalty Term"), allocate a royalty ("Royalty") comprised of Five Percent (5%) of all revenue derived from Commercialization, to be paid in equal amounts of two-and-one-half percent (2.5%) each to Nova and Hausman, until such time as Hausman shall have received an amount equal to the Consulting Consideration, whereupon Nova shall thereafter receive the full Five Percent (5%) for the balance of the Royalty Term;

ii. Such Royalty shall be reconciled and paid with an accompanying royalty statement ("Royalty Statement"), if owing, quarterly, no later than the 15th day of the month subsequent to the closing of each respective quarter in which the Royalty-bearing revenue was received by Ludwig (i.e. April 15th, July 15th, October 15th, and January 15th);

iii. For purposes of clarity, at the expiration of the Royalty Term no Party shall be entitled to the payment of any further Royalty, regardless of the status of the satisfaction of the Consulting Consideration or otherwise; and,

iv. Ludwig shall additionally grant Nova 750,000 (Seven Hundred Fifty Thousand) shares of Ludwig common stock ("Common Stock") as further consideration ("Consideration Shares"), which Consideration shares shall be immediately vested upon the execution of this Agreement, though subject to the following "lock-up" restrictions, *to wit:* As of the Effective Date of this Agreement, such Consideration Shares shall be subject to a One (1) Year "lock-up," during which such may not be sold, whereupon at the expiration of such One (1) Year "lock-up," Nova may sell up to 50,000 (Fifty Thousand) Consideration Shares in the Six (6) months subsequent to such expiration, and up to 100,000 (One Hundred Thousand) Consideration Shares per quarter thereafter (i.e. commencing six (6) quarters after the execution of this Agreement).

c.) **As to Nova:** In consideration for the mutual promises and benefits set forth is sub-Paragraphs 3(a) and 3(b), above, Nova shall effect the subject Conveyance and shall be entitled to no further payment or consideration, other than as expressly set forth herein. For purposes of clarity, other than as to a breach of this Agreement, Nova expressly waives and releases Hausman from any and

all claims, known or unknown, it might assert against him, which waiver and release is willful, knowing, intelligent, and voluntary.

4. **Reservations, Approvals, Good Faith and Other Stipulations.** In execution and effectuation of this Agreement, the Parties agree:

   a. Except as expressly set forth herein, all other rights of the Parties, including, but not limited as to their other respective intellectual property, are and shall herewith be reserved;

   b. Each of Ludwig and Nova have sought and received the approvals of their respective Boards of Directors prior to their execution of this Agreement;

   c. The Parties agree to devote their respective good faith best efforts to the full effectuation of this Agreement, including but not limited to all engagements with third parties, as well as the United States Patent and Trademark Office.

5. **Representations and Warranties.** Each Party respectively represents and warrants that as of execution of this Agreement:

   a.) The Recitals contained herein above are true, accurate and material to this Agreement;

   b.) Each (Party) is validly existing and in good standing as a corporation or other organized entity, as represented herein under the laws and regulation of its jurisdiction of incorporation, organization, or chartering;

   c.) Each (Party) has the full right, power, and authority to enter into this Agreement, to grant any rights and consideration granted hereunder and to perform the obligations hereunder, including but not limited to the Conveyance subject hereof;

   d.) The execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party and when executed does not violate any other agreements to which such Party is, or may become, a party during the term hereof;

   e.) When executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;

   f.) Each (Party) shall comply with all applicable federal and state laws and regulations including but not limited to maintenance of all licensure and permit obligations, filing of all tax obligations, etc.;

   g.) Each (Party) shall comply with rules and regulations of the OTC Markets, including but not limited to maintaining as current all filing obligations thereto;

   h.) No Party hereto is subject to, or aware of, any potential or pending litigation to which it would be a party;

   i.) Neither it (Party), nor any of its employees, officers, directors, contractors, or agents, has

been excluded or sanctioned from participation in any federal health care program and is not under any government agency audit or investigation; and

j.) Neither it (Party), nor any of its employees, officers, directors, contractors, or agents has been convicted of a felony relating to the provision of or billing for health care services.

1. **Indemnification.** Each Party ("Indemnifying Party") agrees to indemnify and hold the other respective Parties, its or their officers, directors, employees, shareholders, agents, affiliated entities, successors and permitted assigns (each, and "Indemnified Person"), harmless from and against any and all demands, claims, causes of action, losses, damages, liabilities, costs, suits and expenses, including without limitation, reasonable attorneys' fees and expenses, that may be asserted by third parties against Indemnified Person with respect to the actions or omissions of the Indemnifying Party, including but not limited to the negligence or willful misconduct thereof, as well as any breach by the Indemnifying Party of its representations and warranties, any material breach in its performance of covenants and or agreements, or any act of omission by an agent or independent contractor of the Indemnifying Party in connections with its performance of the covenants and agreements hereunder.

6. **Confidentiality, Non-Solicitation and Non-Circumvention/Non-Competition.** The Parties hereto acknowledge the importance of on-going and reciprocal confidentiality, non-solicitation, and non-circumvention with respect to the terms of this Agreement, as well as the irreparable harm arising from a breach thereof. Specifically, as to:

a.) Confidentiality: It is understood the Parties may receive proprietary and sensitive information ("Confidential Information") from time to time in conjunction with this Agreement and the provision of the Patent detailed herein. Except as to professional advisors, the Parties agree the provisions and terms hereof shall remain confidential and proprietary to one another, and no public dissemination thereof shall be made to any third-party absent the Parties' respective prior approval in writing. For purposes of clarity, Confidential Information includes, without limitation, any (a) trade secret, know-how, idea, process, technique, algorithm, software program (whether in source code or object code form), hardware, device, design, schematic, drawing, formula, data, plan, strategy, utility, performance metrics, case study, or business application(s) with respect to the Patent subject of this Agreement; as well as (b) any product, marketing, servicing, financial or other such information provided to either Party with respect to this Agreement and the Services the subject hereof. Additionally, Confidential Information shall include all negotiations and discussions between the Parties with respect to the actual and/or proposed terms and conditions of this Agreement. Nothing herein shall be construed as granting or authorizing any Party's dissemination, provision, licensing or other grant to itself or to any third party of any right, title or interest in any present future or future patent, patent application, know-how, copyright, trademark, trade secret or other proprietary right of any kind – directly or indirectly – with respect to the Service and the Confidential Information subject of this Agreement. This provision shall survive for two (2) years subsequent to the Effective Date hereof. Notwithstanding the foregoing, database records compiled pursuant to this Agreement shall not be considered Confidential Information under this provision, provided that to the extent such database records may be disclosed to third parties, such disclosure and information management is consistent with statutory requirements, including but not limited to HIPPA compliance.

b.) Non-Solicitation: For a period of two (2) years following the Effective Date of this

Agreement, the Parties hereto, corporately, individually and personally, and as to their respective directors, officers, employees and agents, agree not to directly or indirectly, for themselves or any other individual or entity, knowingly hire or employ any employee, contractor, or agent of the other Party, absent the other Party's expressed consent in writing.

c.) **Non-Compete:** For a period of two (2) years following the Effective Date of this Agreement, the Parties hereto, corporately, individually and personally, and as to their respective directors, officers, employees and agents, agree not to directly or indirectly, for themselves or any other individual or entity, represent or offer for sale any product or service similar to or competitive with that of the Patent.

d.) **Remedies and Damages:** The Parties hereto agree and acknowledge any breach of this Paragraph 6 shall inflict immediate and irreparable harm upon the non-breaching Party for which monetary damages are inadequate. Accordingly, the non-breaching Party shall be entitled to the entry of injunctive relief, in the context of which the Parties herewith expressly waive any statutory requirement for the posting of a bond. The prevailing Party in any such aforementioned action shall be entitled to the award of its reasonable attorneys' fees and costs with respect thereto from the non-prevailing Party.

7. **Dispute Resolution.** This Agreement shall be governed by Florida law, without regard to conflict of law provisions. The Parties consent to the jurisdiction of any court of competent jurisdiction in Palm Beach County, Florida. Excepting injunctive relief, as more fully described in Paragraph 6(d), above, as a condition precedent to any litigation hereunder, the Party asserting a breach of the terms, conditions and covenants of this Agreement shall provide written notification ("Default Notice") to the Party against whom the alleged breach is asserted, whereupon the purported breaching Party shall have twenty (20) days from its receipt of said Default Notice in which to unilaterally cure. In the instance litigation should thereafter ensue, the prevailing Party shall be entitled to the award of reasonable attorney's fees and costs from the non-prevailing Party.

8. **Assignment.** Neither Party may assign ("Agreement Assignment") this Agreement without the prior express written permission of the other Party. Notwithstanding the foregoing, consent of a Party shall not be required for Assignment or transfer made by (a) operation of law, or (b) to an entity that acquires substantially all of the assigning Party's stock, provided that prompt written notice of Assignment or transfer is given.

9. **Relationship of the Parties.** No provision of this Agreement shall be interpreted or construed so as to give rise to a partnership, joint venture, or employment relationship between and/or among the Parties.

10. **Further Cooperation.** To the extent this Agreement, including any incorporated Exhibits hereto, should require the Parties' creation of and/or concurrence upon documents necessary to effect the intent hereof, including but not limited to written guidelines, plans, policies, reporting forms, subscription agreements and the like (collectively, "Enabling Documents"), the Parties shall devote their respective reasonable, good faith best efforts to the conclusion thereof. Additionally, the Parties agree to cooperate in addressing the requirements or inquiries of any regulatory agency, including but not limited to the United States Patent and Trademark Office or the OTC Markets. Notwithstanding any provision to the contrary herein, the failure to so mutually create, concur, and/or cooperate in the adoption of upon such Enabling Documents, as contemplated herein, shall constitute grounds for termination ("Termination") by the Party aggrieved thereby and give rise to

corresponding damages.

11. **Notices.** Notices ("Notices") relating to this Agreement shall be in writing sent as follows:

a.) For Ludwig, via registered mail or recognized overnight delivery service, to Ludwig Enterprises, Inc., Attn: Marvin S. Hausman, 3160 NW 1 Avenue, Pompano Beach, FL 33064, USA, and by e-mail to marvinshausman@gmail.com, with a copy to Charlie@CharlieSchmitt.com;

b.) For Hausman, via registered mail or recognized overnight delivery service, to Ludwig Enterprises, Inc.; Attn: Marvin S. Hausman, 3160 NW 1 Avenue, Pompano Beach, FL 33064, USA, and by e-mail to MarvinSHausman@gmail.com, with a copy to Charlie@CharlieSchmitt.com;

c.) For Nova, via registered mail or recognized overnight delivery service, to Nova Mentis Life Science Corp., 700-838 W. Hastings St., Vancouver, British Columbia, Canada, and by e-mail to Will@novamentis.ca.

d.) All Notices shall be effective upon receipt, provided however that an e-mail Notice sent to an e-mail address that has been provided by the party to whom Notice is being sent shall be effective only if there is acknowledgement or other indicia of receipt.

12. **Execution in Counterpart.** This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more such counterparts have been signed by each of the respective Parties hereto.

13. **Severability and Waiver.** If any provision of this Agreement should be held by any court of competent jurisdiction to be illegal, null, void, or contrary to public policy, the remaining provisions of this Agreement shall remain in full force and effect, and the undersigned Parties shall in good faith attempt to modify any invalidated provision to effect the stated intentions of this Agreement. No failure of any Party to exercise any of its rights under this Agreement shall be deemed to be a waiver of any preceding or subsequent breach, nor shall any waiver constitute a continuing waiver.

14. **Complete Agreement.** This Agreement contains the full and complete understanding of the Parties with respect to the subject matter hereof. The Agreement supersedes all prior negotiations, representations, and oral or written agreements between the Parties.

15. **No Constructive Interpretation.** The Parties hereto further acknowledge they have contributed equally to the drafting of this Agreement, and accordingly no constructive meaning should be interpreted against one Party for the benefit of the other(s).

16. **No Modification or Amendment.** Except as expressly contemplated herein, this Agreement may not be modified or amended without the prior written approval of all Parties hereto.

17. **Recitals and Headings.** The above referenced Recitals are material to this Agreement. Notwithstanding the foregoing, the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement or any provision hereof.

18. **Independent Counsel.** The Parties hereto acknowledge and affirm they have had adequate

opportunity to consult with independent counsel of their own respective choosing prior to execution of this Agreement.

19. Authorized Signatories. Each Party hereto represents and warrants to the other Parties as to itself that the person executing this Agreement is authorized to do so on such Party's behalf.

20. Effective Date. The Parties hereto agree the Effective Date of this Agreement is as of August 26, 2024.

IN WITNESS WHEREOF, the Parties have caused this Exclusive Laboratory Test Development and License Agreement to be executed by their duly authorized representatives as of the dates shown herein below.

For
Nova Mentis Life Science Corp: 9/16/2024

DocuSigned by:
Will Rascan
7C11F3E7F254457...

Will Rascan, CEO Date

For
Ludwig Enterprises, Inc.: 9/13/2024

Signed by:
0B842C538AF54F8...

Scott Silverman, Director and CFO Date

For
Marvin S. Hausman MD, individually: 9/13/2024

DocuSigned by:
Marvin Hausman
BCB956A46F37492...

Marvin S. Hausman MD, individually Date

Exhibit "A"

Assignment of Intellectual Property Rights

Agreement for the Assignment of Intellectual Property Rights and Patent

THIS Agreement ("Agreement") for the Assignment of Intellectual Property Rights and Patent ("Assignment") is entered into as of August 26, 2024 ("Effective Date") between Nova Mentis Life Science Corp. ("Nova"), a Canadian Corporation domiciled at 700-838 W. Hastings St., Vancouver, British Columbia, Canada ("Assignor") and Ludwig Enterprises, Inc. ("Ludwig"), a Nevada Corporation, domiciled at 3160 NW 1 Avenue, Pompano Beach, Florida, 33064 USA ("Assignee") (hereafter, "Party" in their respective singular generic or "Parties" in their collective generic).

Recitals

WHEREAS, Assignor is the sole owner of a patent pending ("Patent") for an mRNA Neuro Panel and Serotonin Assay, which Patent was lodged by Nova on or about April 26, 2024, as U.S. Patent Application 18/705375, International Publication Number WO 2023/077245, captioned as "Diagnosing, Monitoring and Treating Neurological Disease with Psychoactive Tryptamine Derivatives and mRNA Measurements" ("IP" or "Patent"), a true and accurate copy of which filing receipt is attached hereto and incorporated by reference as Exhibit "A;"

WHEREAS, Assignee has entered into an agreement ("Intellectual Property Conveyance Agreement"), dated concurrent herewith, which Intellectual Property Conveyance Agreement is incorporated herein by reference, to become the exclusive successor in interest to Assignor for the express purpose of marketing, selling, distributing, enhancing, further developing and otherwise commercializing the products and/or services subject of the Patent, and for other purposes (collectively "Business Purposes"); and,

WHEREAS, the Assignor specifically acknowledges the aforementioned Business Purposes, as well as the necessity of the intellectual property and Patent rights with respect thereto, and accordingly does herewith wish to assign its respective and/or collective rights in the subject Patent and all associated and derivative intellectual property to Assignor in order to so effectuate the above-referenced Business Purposes.

NOW THEREFORE, for good and valuable consideration acknowledged as received and sufficient to support this Assignment, the Parties hereto do hereby agree and consent to the following terms and conditions of Assignment.

1. **Assignment and Term.** Assignor shall assign to Assignee and thereby irrevocably convey for now, forever, and in perpetuity, all such right, title and interest as Assignor may hold individually or collectively in the Patent and associated intellectual property rights.

2. **Effective Date.** The Assignment subject of this Agreement shall be effective as of August 26, 2024.

3. **Scope of Conveyance.** The Assignment shall be effective as to any and all editions, applications, iterations, enhancements or other derivatives, including renewals, of the subject Patent and associated intellectual property rights, including such as may be now known or hereinafter created, developed, designed, or written, including but not limited to any use for any purpose so registered or realized in a future class of registration, including but not limited to in connection with (i) any patent, patent application (whether registered or unregistered), any copyright (whether registered or unregistered), copyright application (whether registered or unregistered), trademark application, trade secret, confidential

information, know-how, process technology, development tools, ideas, concepts, design rights, methodology, algorithm, or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any proprietary right, whether arising under the laws of the United States or any other country.

4. Cooperation on Effective Date. Upon the Effective Date, Assignor agrees to execute all necessary papers to procure effectuation of, and recording with the USPTO, as to this Assignment for benefit of Assignee, or as may be further necessary to effectuate and perfect the intent of this Agreement and otherwise comply with applicable statute or laws.

5. Royalty Free. Except as expressly referenced herein as consideration, the Assignment of the Patent and intellectual property rights subject hereof shall be made by Assignor to Assignee on a royalty-free basis. Any future enhancements, designs, developments, editions, or iterations of the Patent undertaken hereafter by the Assignor (if applicable) shall be considered as work-for-hire undertaken on behalf of and for the benefit of Assignee.

6. Representations and Warranties. Assignor represents and warrants that: (i) the Patent the subject hereof is proprietary to and wholly owned by the Assignor; (ii) Assignor has no knowledge of any third party infringement claims, lawsuits, or demands arising under or in connection with the Patent; (iii) Assignor has the right, authority, and power to enter into this Agreement, and no third party consents, assignments, or licenses are required thereby to perform hereunder; and, (iv) Assignor, to the extent applicable, has no obligations to any employer, employee, or other third-party that could in any way prohibit Assignor from effectuating this Agreement. Assignee represents and warrants it shall utilize its good faith best efforts in the further prosecution, preservation and defense of the subject Patent.

7. Counterpart Forms and Jurisdiction. This Agreement may be executed in counterpart forms ("Counterpart"), and any dispute hereunder shall be justiciable in any court of competent jurisdiction in Palm Beach County, Florida.

8. Constructive Interpretation. Assignor and Assignee acknowledge they have contributed equally to the drafting of this Agreement and had adequate opportunity to engage independent counsel of their own respective choosing in the review hereof prior to its execution, and accordingly no constructive interpretation should be afforded to any party to the detriment of the other.

9. Complete Agreement. This Agreement constitutes the complete understanding between Assignor and Assignee with respect to the matters subject hereof, and expressly supersedes all oral or written communications, or prior agreements between the parties, with respect hereto. No modifications or amendments may be had hereto, absent to prior written consent of the Assignor and Assignee.

10. Headings. Headings in this Agreement are for illustrative purposes only and no substantive meaning should be accorded thereto.

[Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, intending to be bound by the terms hereof, the respective parties hereto have caused this Assignment to be executed by their duly authorized representatives, as of the Effective Date.

For Assignor
Nova Mentis Life Science Corp: 9/16/2024

DocuSigned by:
Will Rascan
7C11F3E7F254457...

Will Rascan, CEO Date

For Assignee
Ludwig Enterprises, Inc.: 9/13/2024

Signed by:
03842C538AF54F8...

Scott Silverman, Director and CFO Date

EXHIBIT "A"

PATENT APPLICATION RECEIPT